                                                                EXHIBIT 28(H)(7)

                                     FORM OF
                        ADMINISTRATIVE SERVICES AGREEMENT

     WHEREAS, Capital Research and Management Company ("CRMC") is the investment adviser to Capital Income Builder, Intermediate Bond Fund of America and Short-Term Bond Fund of America (each a "Fund" and together, the "Funds") and has entered into an agreement with each of the Funds to provide, or cause to be provided, administrative services in respect of accounts holding Class F-2 shares of the Funds; and

     WHEREAS, Lincoln Investment Advisers Corporation ("LIAC") has entered into a Fund Participation Agreement under which it is authorized to make available to the funds of the Lincoln Variable Insurance Products Trust (the "Trust") shares of the Funds; and

     WHEREAS, CRMC desires to retain the services of LIAC to provide certain administrative services in respect of accounts holding Class F-2 shares of the Funds as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

     1. Services. During the term of this Agreement, LIAC shall perform the
        --------
administrative services ("Services") set forth in Exhibit A hereto, as such exhibit may be amended from time to time by mutual consent of the parties, in respect of accounts holding Class F-2 shares of the Funds.

     2. Fees. In consideration of LIAC performing the Services, CRMC agrees to
        ----
pay LIAC an administrative services fee in respect of accounts holding Class F-2 shares of the Funds as described on Schedule I of this Agreement.

     3. Access to Information. LIAC shall permit CRMC, upon reasonable advance
        ---------------------
notice and during normal business hours, to visit and inspect LIAC's books and records relating to accounts for which LIAC is providing Services and its performance under this Agreement and to discuss the foregoing with its officers, employees and accountants, as CRMC may reasonably request.

     4. Effective Date and Termination of Agreement. This Agreement is effective
        -------------------------------------------
________, 2010 or such later date as agreed to by the parties, and may be terminated by either party upon sixty (60) days' prior written notice to the other party.

     5. Amendment. This Agreement may be amended only by a written instrument
        ---------
signed by both parties.

     6. Assignment. This Agreement shall not be assigned by either party without
        ----------
the prior written consent of the other party

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by its duly authorized officers, effective as of the date above.



CAPITAL RESEARCH AND MANAGEMENT COMPANY   LINCOLN INVESTMENT ADVISERS
                                          CORPORATION


Signature:                                Signature:
          -----------------------------              ---------------------------
Name:     Michael Downer                  Printed Name:
                                                        ------------------------
Title: Senior Vice President              Title:
       and Secretary                             -------------------------------

Date:
      ---------------------------------

                                    EXHIBIT A
                                       TO
                        ADMINISTRATIVE SERVICES AGREEMENT

     1.   Record Maintenance
          ------------------

     LIAC shall maintain with respect to each fund of the Trust holding the Funds' Class F-2 the following records:

     (a) Number of shares;

     (b) Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

     (c) Name and address and taxpayer identification numbers;

     (d) Records of distributions and dividend payments;

     (e) Any transfers of shares; and

     2.   Shareholder Communications
          --------------------------

     LIAC shall provide for the delivery of certain Fund-related materials as requested by Contract owners (as defined in the Fund Participation Agreement). The Fund related materials shall consist of updated prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications.

     3.   Transactional Services
          ----------------------

     LIAC shall communicate to the Trust, purchase, redemption and exchange orders. LIAC shall also communicate to funds of the Trust, mergers, splits and other reorganization activities.

     4.   Tax Information Returns and Reports
          -----------------------------------

     LIAC shall prepare and file, with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting (i) dividends and other distributions made, (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations, and (iii) gross proceeds of sales transactions as required.

     5.   Other Information
          -----------------

     LIAC shall provide to the funds of the Trust and Contract owners such other information as shall be required under applicable law and regulations.

                                   SCHEDULE I
                                   ----------

     For the services rendered by LIAC pursuant to this Agreement, CRMC agrees to pay LIAC the following fees, with respect to each of the Funds, for accounts holding Class F-2 shares of the Funds:

     . CRMC shall pay to LIAC 0.10% of the average daily net asset value of all Class F-2 shares of the Funds held by each fund of the Trust (including assets invested through reinvestment of dividends and distributions), payable quarterly, in arrears. CRMC shall compute the fee for each quarterly period ending the last business day of February, May, August and November which shall be the product of (a) the average daily net asset value of all Class F-2 shares of the Funds held by each fund of the Trust during the quarter; (b) the number of days in the quarter; and (c) the quotient of 0.0010 divided by 365.

     CRMC shall pay all fees within forty-five (45) days following the end of the calendar quarter for fees accrued during that quarter. CRMC shall not be responsible for payment of fees more than six (6) months in arrears in respect of accounts that were not timely identified by LIAC as eligible for compensation pursuant to this Agreement.

     CRMC will evaluate periodically LIAC's service levels, including compliance with established NSCC guidelines, transaction errors, compliance with the prospectus and complaints from Contract owners, in determining whether to continue making payments under this Agreement.